Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES 2008 RESULTS
Quincy, IL, March 4, 2009 — Mercantile Bancorp, Inc. (NYSE Alternext US: MBR) today reported an unaudited net loss of $8.8 million or $(1.01) per share for the year ended December 31, 2008, compared with net income of $10 million or $1.15 per share in 2007 (adjusted for a 3-for-2 split in December 2007). A loan loss related to a subordinated debenture held by one of Mercantile’s subsidiaries, and a non-cash mark-to-market valuation change to several of the company’s equity investments contributed significantly to the company’s loss in 2008.
Total assets at December 31, 2008 were a record $1.8 billion compared with $1.6 billion the prior year. Loans grew from $1.2 billion a year ago to $1.3 billion as of December 31, 2008, while deposits were $1.5 billion at year-end 2008 compared with $1.3 billion at year-end 2007.
“As a multi-bank holding company operating and invested in banks in multiple states, we were directly affected by the domino effect of complex deteriorations of the financial sectors in some parts of the U.S.,” explained Ted T. Awerkamp, President and CEO. “Our overall results for the year are disappointing. Although we cannot control certain accounting and valuation issues, we have consistently been addressing problems we are able to control. We believe our company will reflect, in time, a resilience and restoration to profitability despite an economic and banking environment not seen in generations.
“Our core operations in our Midwest markets, although impacted by the soft economy, have generally performed to expectations. All of Mercantile’s subsidiary banks maintained their well-capitalized status as of year-end 2008 as determined by bank regulators. Our asset portfolio mix is well-balanced, costs are being controlled and the company is well-positioned to move ahead with confidence, despite indications the economy may remain troubled for several quarters.”
In response to uncertain economic conditions and recognizing the primary importance of maximizing the company’s capital position, Mercantile’s Board of Directors has elected to suspend the company’s common stock dividend. The company notes this action is consistent in conserving capital in a period of uncertainty and in the best long-term interest of the shareholders.
“The board’s decision to break the company’s historical string of consistent quarterly dividends was a difficult one,” said Awerkamp. “However, the top priority of a bank holding company is to act as a source of strength to its affiliate banks, meet or exceed well-capitalized status in those affiliate banks, therefore assuring an uninterrupted ability to meet its customers’ borrowing needs, and to keep current its debt obligations. The board’s action provides the company with maximum flexibility to protect capital adequacy in uncertain economic conditions. As always, the board will revisit this decision each quarter, and will return to paying a dividend as quickly as is feasible.”
2008 Operating Results
Net interest income in 2008 totaled $43.3 million compared with $42.5 million the prior year, reflecting relative strength in the company’s core lending business and organic growth. Provision for loan losses increased substantially to $23.8 million in 2008, compared to $3.0 million in 2007. This increase was primarily attributable to the company’s Florida operation, as well as participation loans in the Atlanta, Georgia market purchased by one of the company’s subsidiaries.
Total noninterest income for 2008 was $13.6 million compared with $13.9 million the prior year. In 2008, Mercantile posted year-over-year growth in most categories of noninterest income, partially due to the inclusion of its HNB Financial Services, Inc. (HNB) subsidiary for a full year. HNB was acquired in

September 2007. The company’s asset management and brokerage operations continued to grow and generate a solid revenue stream outside of the lending function. The brokerage units operate as Raymond James Financial Services (RJFS) offices. RJFS is a well-respected independent broker-dealer with no investment banking operations. The 2008 increases in noninterest income were largely offset by a reduction in gains on sales of equity investments, from $2.9 million in 2007 to $942 thousand in 2008.
Total noninterest expense for 2008 was $53.8 million compared with $39.4 million in 2007. All categories of noninterest expense reflected increases in 2008, in large part due to the inclusion of HNB for a full year, as well as a substantial increase in FDIC insurance premiums, from $223 thousand in 2007 to $1.1 million in 2008. In 2008, the company recorded $1.1 million in losses on foreclosed real estate, either through sales or valuation write-downs, compared to $86 thousand in 2007. Additionally, Mercantile recognized other-than-temporary impairment losses of $5.3 million due to mark-to-market valuations of several of its equity investments in other financial institutions. There were no such impairment losses in 2007.
In fourth quarter 2008, Mercantile reported a net loss of $6.7 million or $(0.77) per share, compared with net income of $2.5 million or $0.29 per share in fourth quarter 2007 (adjusted for the split). Net interest income in fourth quarter 2008 was $10.6 million compared with $11.1 million in fourth quarter 2007. Provision for loan losses in the fourth quarter of 2008 was $12.8 million compared with $1.1 million in the same period a year ago.
Loan Portfolio Overview
“Although we significantly increased our provision for loan losses during the year, the majority of our commercial and consumer lending business is sound and stable,” said Awerkamp. “There is ongoing demand for business, home and real estate loans, and our banks have had sufficient capital to meet those needs and to pursue opportunities that are not available to competing banks with capital constraints. We are dedicated to serving our communities, and this means supporting their need for a liquid, reliable source of banking services. Credit is available to businesses and individuals who demonstrate the ability to manage their credit appropriately.”
As of December 31, 2008 total non-performing loans (nonaccrual loans plus loans 90 or more days in arrears) were $38.0 million compared with $23.0 million a year ago and $32.5 million in third quarter 2008. Management noted that of the total non-performing loan amount, approximately $26.4 million is concentrated in just 14 commercial loan relationships. Total non-performing loans represented 2.8% of total loans at December 31, 2008, compared with 1.9% a year ago and 2.5% in third quarter 2008.
“We have a well-balanced mix of earning assets and non-interest income producing lines of business from a diversified customer base,” noted Awerkamp. “Our primarily Midwestern markets have so far proven the least vulnerable to the worst of the economic downturn due to a lower level of real estate development activity.”
The company’s Royal Palm Bank of Florida subsidiary had numerous challenges with non-performing loans during 2008, reporting $11.8 million, or 31% of the company’s total non-performing loans, as of December 31, 2008. However, a new management team was installed in March 2008, and has “made substantial headway in exposing problem areas, managing through those challenges and reestablishing the bank’s core lending and deposit practices,” said Awerkamp. “As the result of an injection of capital in late December 2008, Royal Palm now exceeds the highest capitalization rating as defined currently for the industry. Though the downturn in the Southwest Florida economy has hit this subsidiary hard, we anticipate improvement in 2009, and in time becoming a consistent, positive producer for the company.”
Heartland Bank, the bank subsidiary of Mid-America Bancorp of Leawood, Kansas, of which the Company owns a 56% interest, experienced losses and increased non-performing loans directly correlated to participation debt exposures in the Atlanta metro-market. Heartland’s non-performing loans were $14.0 million, or 37% of the company’s total non-performing loans, as of December 31, 2008. “Direct steps have been taken to eliminate lending activity outside of Heartland’s market area,” Awerkamp said. “It is a young bank with a solid management team, but we are working closely with them to eradicate their issues. We anticipate taking more direct management involvement and, over time, possibly a greater ownership position with the goal of helping Heartland again become a positive contributor to Mercantile’s results, just as it was prior to 2008.”
“It was a perfect storm in 2008 with rates dropping extremely fast, the real estate valuation collapse in some markets, and the overall economy hitting the brakes in the fourth quarter,” Awerkamp added. “What is difficult to reconcile is that while some of our subsidiary banks experienced their best performance ever, our urban markets have experienced extreme real estate devaluation affecting their core collateral, and the industry sector stock valuations have been beaten down. As extreme and swift as it was, we believe the fact that our loss was caused by few events with large impacts indicates a bottom line recovery in due course.”
Mark-to-Market Accounting Impacts Equity Investments
Awerkamp noted the company has had a historically successful strategy of making small, selective equity investments in startup banks. These investments comprise less than 10% of the company’s total capital. He said these banks continue to grow, although their stock prices have been negatively impacted by the market’s devaluation of the entire financial services sector, and accounting rules have dictated that the company recognize the reductions in value as a charge against 2008 earnings. While required mark-to-market accounting has had a negative impact, the company intends to hold these investments until the market recovers, and believes that it can recoup the current market losses recorded, and possibly even add gains.
“There has been considerable national debate about the increased volatility of corporate earnings due to recognition of changes in the fair market value of these types of investments,” explained Awerkamp. “While these accounting regulations were intended to prevent excesses related to financial derivatives and other non-traditional investment vehicles, they didn’t account for what could happen in a market environment where investments with limited markets and liquidity have been sharply devalued. We believe addressing this accounting issue would relieve some of the pressure on companies like Mercantile that hold investments and would not take permanent losses by selling into a down market,” he said.
Outlook
Management will continue in 2009 to focus on managing asset quality and operational expense efficiency. The third quarter 2008 consolidation of Perry State Bank into HNB National Bank is expected to reduce regulatory and compliance costs, expand marketing opportunities and generate operating efficiencies. The company’s technology team continues working with affiliate banks to standardize back-office operations. Although operating expenses were higher year-over-year, the increases partially reflect investments for both future growth opportunities and to gain efficiencies in existing processes.
“As difficult as this is, I am proud of how all levels of our company and banks have handled what was dealt to us by extreme conditions with a national genesis,” Awerkamp stated. “The attention of our management, our cost containment steps and the attitudes of our staff have been exemplary. Difficult times require difficult decisions, but this team has taken the appropriate steps to change, adapt and provide a direct return to steady profitability beginning in 2009.”
The company is examining alternatives for restructuring debt and raising additional capital to provide for stability and future growth. Among its options, the company will consider private placements and/or public offerings of its equity securities, participation in programs of the U.S. Treasury to inject capital into banking institutions, or a combination of some or all of those options. To facilitate possible future issuances of equity securities, the company recently sought and received shareholder approval to create and issue one or more classes of preferred shares and to add to its common share base.
“Regulatory policies and oversight regarding capital requirements are on high alert the past several months, and we have built our subsidiaries’ capital positions to maintain and, in some cases, even exceed the highest levels of capital adequacy under current industry standards,” noted Awerkamp. “We are taking a patient approach to see how the government program evolves, and to also allow the nation’s capital markets to regain some of their liquidity and vigor. We will also explore private capital sources as a prudent alternative.” In a related note concerning source and use of funds by the company and as previously disclosed, Awerkamp indicated the company moved its credit structure at year-end from a traditional banking institution to a private source to improve stability in a national credit market in which access to additional funding was diminishing just at the time when it was needed.
Awerkamp concluded: “We are optimistic about positive steps beginning in 2009; however, there will continue to be challenges for most sectors of the economy. The re-balancing of priorities will not come without sacrifices for individuals, businesses and shareholders for a period of time, but we remain certain of the vital role community banks will play in contributing to an economic recovery, and that gives us confidence in the future and in Mercantile Bancorp.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, and one bank in each of, Missouri, Kansas and Florida, where the company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company operates a loan production office in Indiana. In addition, the company has minority investments in nine community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
FINANCIAL TABLES FOLLOW
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MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(In Thousands)
	(Unaudited)
ASSETS

Cash and cash equivalents	$89,821	$76,059
Securities	194,097	205,757
Loans held for sale	4,366	3,338
Loans, net of allowance for loan losses	1,315,907	1,199,257
Premises and equipment	40,616	42,003
Interest receivable	10,240	11,343
Cash surrender value of life insurance	25,278	24,248
Goodwill	44,653	43,934
Other	50,005	33,206

Total assets	$1,774,983	$1,639,145

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$1,462,276	$1,319,459
Short-term borrowings	49,227	45,589
Long-term debt	146,519	143,358
Interest payable	4,280	6,040
Other	7,989	6,971

Total liabilities	1,670,291	1,521,417

Minority Interest	5,735	9,446

Total stockholders’ equity	98,957	108,282

Total liabilities and stockholders’ equity	$1,774,983	$1,639,145

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended
	December 31,	December 31,
	2008	2007
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$83,912	$83,848
Securities:
Taxable	7,167	7,965
Tax exempt	1,958	1,830
Other	951	2,300

Total interest income	93,988	95,943

Interest Expense:
Deposits	41,750	44,771
Short-term borrowings	1,117	1,945
Long-term debt	7,788	6,745

Total interest expense	50,655	53,461

Net Interest Income	43,333	42,482

Provision for Loan Losses	23,845	2,969

Net Interest Income After Provision for Loan Losses	19,488	39,513

Noninterest Income:
Fiduciary activities	2,603	2,411
Brokerage fees	1,770	1,468
Customer service fees	4,302	4,136
Other service charges and fees	1,104	713
Net gains on loan sales	1,010	698
Net gains on investments in common stock	942	2,902
Other	1,893	1,631

Total noninterest income	13,624	13,959

Noninterest Expense:
Salaries and employee benefits	27,074	23,253
Net occupancy expense	3,624	2,695
Equipment expense	3,459	2,494
Professional fees	2,371	1,993
Postage and supplies	1,290	1,085
Net (gains) losses on sale of assets	(371)	23
Losses on foreclosed assets	1,113	86
Other than temporary losses on available-for-sale and cost method investments	5,270	—
Other	9,973	7,779

Total noninterest expense	53,803	39,408

Minority Interest	(3,321)	622

Income (Loss) Before Income Taxes	(17,370)	13,442

Income Taxes	(8,549)	3,441

Net Income (Loss)	$(8,821)	$10,001

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	December 31,	December 31,
	2008	2007
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$20,709	$22,696
Securities:
Taxable	1,335	2,113
Tax exempt	458	534
Other	175	439

Total interest income	22,677	25,782

Interest Expense:
Deposits	9,968	12,048
Short-term borrowings	317	544
Long-term debt	1,838	2,057

Total interest expense	12,123	14,649

Net Interest Income	10,554	11,133

Provision for Loan Losses	12,762	1,111

Net Interest Income After Provision for Loan Losses	(2,208)	10,022

Noninterest Income:
Fiduciary activities	550	677
Brokerage fees	372	377
Customer service fees	1,070	1,243
Other service charges and fees	380	194
Net gains on loan sales	186	183
Net gains on investments in common stock	1,519	599
Other	350	520

Total noninterest income	4,427	3,793

Noninterest Expense:
Salaries and employee benefits	6,431	6,138
Net occupancy expense	996	753
Equipment expense	865	613
Professional fees	778	553
Postage and supplies	332	302
Net losses on foreclosed assets	103	68
Net losses on sale of assets	—	20
Other than temporary losses on available-for-sale and cost method investments	1,238	—
Other	2,995	2,442

Total noninterest expense	13,738	10,822

Minority Interest	(1,267)	91

Income Before Income Taxes	(10,252)	2,902

Income Taxes	(3,538)	414

Net Income	$(6,714)	$2,488

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Twelve Months Ended
	December 31,	December 31,
	2008	2007
	(Dollars In Thousands
	except share data)
	(Unaudited)
EARNINGS (LOSS) AND PER SHARE DATA (1)
Basic Earnings (Loss) Per Share	$(1.01)	$1.15
Weighted average shares outstanding	8,705,452	8,727,926
Cash dividends paid per share	$.24	$.24
Book value per share	$11.37	$12.43
Tangible book value per share (2)	$5.78	$6.87
Ending number of common shares outstanding	8,703,330	8,709,727

AVERAGE BALANCES
Assets	$1,699,442	$1,472,737
Securities	$194,121	$190,284
Loans (3)	$1,274,660	$1,097,106
Earning assets	$1,520,569	$1,333,833
Deposits	$1,391,826	$1,191,828
Interest bearing liabilities	$1,448,330	$1,234,860
Stockholders’ equity	$105,025	$104,201

END OF PERIOD FINANCIAL DATA
Net interest income	$43,333	$42,482
Loans (3)	$1,343,740	$1,215,389
Allowance for loan losses	$23,467	$12,794

PERFORMANCE RATIOS
Return on average assets	(.52%)	.68%
Return on average equity	(8.40%)	9.60%
Net interest margin	2.85%	3.18%
Interest spread	2.68%	2.86%
Efficiency ratio	94%	70%
Allowance for loan losses to loans (3)	1.75%	1.06%
Allowance as a percentage of non-performing loans	62%	56%
Average loan to deposit ratio	92%	92%
Dividend payout ratio	N/A	21%

ASSET QUALITY
Net charge-offs	$13,171	$1,914
Non-performing loans	$38,011	$23,003
Other non-performing assets	$10,015	$3,273

(1)	Reflects 3-for-2 stock-split in December 2007

(2)	Net of goodwill and core deposit intangibles

(3)	Loans include loans held for sale and nonaccrual loans

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	December 31,	December 31,
	2008	2007
	(Dollars In Thousands
	except share data)
	(Unaudited)
EARNINGS (LOSS) AND PER SHARE DATA (1)
Basic Earnings (Loss) Per Share	$(.77)	$.29
Weighted average shares outstanding	8,703,330	8,709,655
Cash dividends paid per share	$.06	$.06
Book value per share	$11.37	$12.43
Tangible book value per share (2)	$5.78	$6.87
Ending number of common shares outstanding	8,703,330	8,709,655

AVERAGE BALANCES
Assets	$1,763,573	$1,458,044
Securities	$192,210	$210,492
Loans (3)	$1,316,025	$1,203,102
Earning assets	$1,580,176	$1,458,044
Deposits	$1,460,612	$1,306,281
Interest bearing liabilities	$1,516,826	$1,366,861
Stockholders’ equity	$102,609	$107,837

END OF PERIOD FINANCIAL DATA
Net interest income	$10,554	$11,133
Loans (3)	$1,343,740	$1,215,389
Allowance for loan losses	$23,467	$12,794

PERFORMANCE RATIOS
Return on average assets	(1.51%)	.68%
Return on average equity	(26.03%)	9.18%
Net interest margin	2.67%	3.05%
Interest spread	2.54%	2.79%
Efficiency ratio	92%	73%
Allowance for loan losses to loans (3)	1.75%	1.06%
Allowance as a percentage of non-performing loans	62%	56%
Average loan to deposit ratio	90%	92%
Dividend payout ratio	N/A	21%

ASSET QUALITY
Net charge-offs	$13,171	$1,914
Non-performing loans	$38,011	$23,003
Other non-performing assets	$10,015	$3,273

(1)	Reflects 3-for-2 stock-split in December 2007

(2)	Net of goodwill and core deposit intangibles

(3)	Loans include loans held for sale and nonaccrual loans
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